Exhibit 10.1

Confidential

September 15, 2014

Mr. Sean Galvin

At the Address on File with KCG

Re:	Interim Chief Financial Officer

Dear Sean:

On behalf of the Board of Directors, we appreciate your agreement to serve as Interim Chief Financial Officer of KCG Holdings, Inc. while the Company undertakes its process for identifying and selecting a permanent Chief Financial Officer. This letter confirms the terms of your service:

1. Position. You will begin to serve as Interim Chief Financial Officer of KCG beginning September 12, 2014. In that capacity, you will report directly to the Chief Executive Officer of KCG and have all of the authorities, duties and responsibilities that historically accompany this position.

2. Term. We expect that your position as Interim Chief Financial Officer will continue, unless earlier terminated by you or KCG, until the date a new Chief Financial Officer commences employment with KCG. In the event that you are not selected for the permanent Chief Financial Officer position, we expect that you will resume your position as Chief Accounting Officer.

3. Interim Compensation. During your service as Interim Chief Financial Officer, your compensation and benefits will be as follows:

•	Base Cash Salary. During your service your base cash salary will be increased to a rate of $500,000 per year, paid in accordance with KCG’s normal practices for senior executives.

•	2014 Total Compensation. The total of your base salary and annual incentive earned for 2014 will be no less than the total earned for 2013.

•	One-Time RSU Award. Subject to approval of the Compensation Committee of KCG’s Board of Directors, you will receive a grant of 25,000 restricted stock units under KCG’s Amended and Restated Equity Incentive Plan (the “Plan”). Your one-time RSU award will be subject to the terms of the Plan and the relevant award agreement and will vest ratably on each of the three anniversaries of grant.

4. Compensation After Interim Service. In the event you are not selected for the permanent Chief Financial Officer position and you resume service as Chief

Accounting Officer, your base cash salary will be a rate of $275,000 per year and the total of your base salary and annual incentive earned for 2015 will be no less than the total earned for 2013. If during 2015 KCG terminates your employment without “Cause” (as defined in the Plan), subject to your execution of a release of claims in favor of KCG, you will be entitled to receive a cash payment equal to your 2013 total compensation, prorated for the number of days you worked during 2015.

We look forward to your service.

Sincerely,

KCG Holdings, Inc.

By:	/s/ Jerry Dark